                                              Contact: Cynthia Lee
                                                       (612) 475-7936
                                                       Ann Storberg
                                                       (612) 475-7940

                                                       FOR IMMEDIATE RELEASE


                         TCF DISTRIBUTES ELECTION FORMS
                    FOLLOWING MERGER WITH STANDARD FINANCIAL


     MINNEAPOLIS, Sept. 9, 1997 - TCF Financial Corporation (TCF) (NYSE:TCB) announced that the merger consideration election forms in connection with the strategic combination of Standard Financial, Inc. (Standard) and TCF were mailed today to Standard shareholders of record. TCF acquired Standard in a transaction completed September 4. The total consideration to Standard shareholders is $217,074,827 in cash and 3,850,000 shares of TCF common stock, based on a merger consideration value of $25.81 per Standard share.

     In accordance with the terms of the agreement, Standard shareholders may designate a preference for either cash, TCF common stock, or a combination of the two. Each share of Standard common stock which is paid in cash will receive $25.81. Each share of Standard common stock which is exchanged for TCF common stock will be exchanged at the exchange ratio of one share of Standard common stock for 0.49359 of a share of TCF common stock, based on TCF's average closing stock price of $52.29 for the 30 trading days preceding the merger. Fractional shares will be paid in cash based on the price of TCF common stock at $52.29 per share. If the aggregate cash or stock elected by Standard shareholders is greater than the cash or stock comprising the total consideration, Standard shareholders may receive a different combination than what was elected.

     Election forms must be properly completed and received by the exchange agent, BankBoston, by 5 p.m. Eastern time on Sept. 29 to be considered a valid election. Georgeson & Company Inc. is acting as the information agent in connection with the exchange of Standard shares and is available to answer questions from Standard shareholders at
(800) 223-2064.

     TCF is a $10 billion national bank holding company based in Minneapolis. TCF's banks operate in Minnesota, Illinois, Wisconsin and Colorado as TCF National Bank, and in Michigan and Ohio as Great Lakes National Bank. Other TCF affiliates include business-equipment leasing, consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies.


                                      # # #